Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Registration Statement No. 333-234547

Supplementing the Preliminary Prospectus Supplement, dated May 10, 2022

(To Prospectus dated November 6, 2019)

ALBEMARLE CORPORATION

Pricing Term Sheet — May 10, 2022

$650,000,000 4.650% Senior Notes due 2027

$600,000,000 5.050% Senior Notes due 2032

$450,000,000 5.650% Senior Notes due 2052

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated May 10, 2022, filed as part of Registration Statement No. 333-234547

Issuer:	Albemarle Corporation (the “Company”)

Expected Ratings (Moody’s / S&P / Fitch)*	Baa3 / BBB / BBB

Security:	4.650% Senior Notes due 2027 (“2027 Notes”) 5.050% Senior Notes due 2032 (“2032 Notes”) 5.650% Senior Notes due 2052 (“2052 Notes” and, together with the 2027 Notes and the 2032 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2027 Notes: $650,000,000 2032 Notes: $600,000,000 2052 Notes: $450,000,000

Trade Date:	May 10, 2022

Settlement Date:

May 13, 2022 (T+3)

We expect that delivery of the Notes will be made against payment therefor on or about May 13, 2022, which is the 3rd business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their own advisors.

Maturity:	2027 Notes: June 1, 2027 2032 Notes: June 1, 2032 2052 Notes: June 1, 2052

Coupon Payment Dates:

2027 Notes: June 1 and December 1 each year, beginning December 1, 2022

2032 Notes: June 1 and December 1 each year, beginning December 1, 2022

2052 Notes: June 1 and December 1 each year, beginning December 1, 2022

Benchmark Treasury:	2027 Notes: 2.750% due April 30, 2027 2032 Notes: 1.875% due February 15, 2032 2052 Notes: 1.875% due November 15, 2051

Benchmark Treasury Price:	2027 Notes: 99-07 2032 Notes: 90-20+ 2052 Notes: 76-00

Benchmark Treasury Yield:	2027 Notes: 2.920% 2032 Notes: 2.987% 2052 Notes: 3.126%

Spread to Benchmark Treasury:	2027 Notes: 175 bps 2032 Notes: 210 bps 2052 Notes: 255 bps

Coupon:	2027 Notes: 4.650% 2032 Notes: 5.050% 2052 Notes: 5.650%

Price to Public:	2027 Notes: 99.908% of principal amount 2032 Notes: 99.708% of principal amount 2052 Notes: 99.623% of principal amount

Net Proceeds (after deducting underwriting fee, but before expenses):	$1,684,216,000

Yield to Maturity:	2027 Notes: 4.670% 2032 Notes: 5.087% 2052 Notes: 5.676%

CUSIP:	2027 Notes: 012653 AD3 2032 Notes: 012653 AE1 2052 Notes: 012653 AF8

ISIN:	2027 Notes: US012653AD34 2032 Notes: US012653AE17 2052 Notes: US012653AF81

Optional Redemption:	2027 Notes: Make-whole at T+30 bps Par call at any time on or after May 1, 2027 (one month prior to maturity)

2032 Notes: Make-whole at T+35 bps Par call at any time on or after March 1, 2032 (three months prior to maturity)
2052 Notes: Make-whole at T+40 bps Par call at any time on or after December 1, 2051 (six months prior to maturity)

Change of Control Triggering Event:	Putable at 101% of the principal amount plus accrued and unpaid interest, if any, up to but not including the redemption date.

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Santander Investment Securities Inc. Truist Securities, Inc. Goldman Sachs & Co. LLC

Co-Manager:	Siebert Williams Shank & Co., LLC

*	Note: Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Company and the Notes.

The Company has previously filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was automatically effective on November 6, 2019. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533 or Mizuho Securities USA LLC at (866) 271-7403.